Exhibit 5.12

December 6, 2024

System Energy Resources, Inc.

1340 Echelon Parkway

Jackson, Mississippi 39213

Ladies and Gentlemen:

We have acted as counsel for System Energy Resources, Inc., an Arkansas corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-266624-01) (the “Registration Statement”), relating to, among other things, the offer and sale of $300,000,000 aggregate principal amount of the Company’s First Mortgage Bonds, 5.30% Series due December 15, 2034 (the “Bonds”). The Bonds have been issued pursuant to the Company’s Mortgage and Deed of Trust, dated as of June 15, 1977, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended, restated and supplemented by the Twenty-fourth Supplemental Indenture dated as of September 1, 2012 (as so amended, restated and supplemented and as heretofore further supplemented, including by the officer’s certificate establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).

In our capacity as such counsel, we have examined the Registration Statement and the Mortgage, which has been (or will be) filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or electronic copies and the authenticity of the originals of all documents submitted to us as copies. We have not examined the Bonds, except a specimen thereof, and we have relied upon a certificate of the Trustee as to the authentication and delivery thereof.

Morgan, Lewis & Bockius LLP

101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

System Energy Resources, Inc.

December 6, 2024

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that the Bonds are legally valid and are binding obligations of the Company.

This opinion is limited to the laws of the State of New York. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Arkansas, we have relied upon the opinion of Friday, Eldredge & Clark, LLP, which is being filed as Exhibit 5.14 to the Registration Statement. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Mississippi, we have relied upon the opinion of Wise Carter Child & Caraway, Professional Association, which is being filed as Exhibit 5.13 to the Registration Statement. As to all matters of the laws of the State of New York, Friday, Eldredge & Clark, LLP and Wise Carter Child & Caraway, Professional Association, are authorized to rely on this opinion as if it were addressed to each of them.

We hereby consent to the filing of this opinion as Exhibit 5.12 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP